Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

October 26, 2012

Simulations Plus Announces Next Quarterly Cash Dividend

Company declares cash dividend of $0.05 per share

LANCASTER, CA, October 26, 2012 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that its board of directors has declared its next ongoing quarterly cash dividend of $0.05 per share to its shareholders will be distributed on Tuesday, November 13, 2012, for shareholders of record as of Thursday, November 8, 2012.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “Our board of directors has approved the next quarterly cash dividend of $0.05 per share. This next dividend distribution will be our fourth beginning with the initial distribution in March of this year. Our cash position remains strong at over $13 million as of today, even after paying out nearly $2.4 million in dividends in the three previous distributions. This dividend, like the other three, will amount to a distribution of just under $800,000. Please note that the board of directors may elect to continue or discontinue these dividends at any time in response to other opportunities to invest cash or for any other reason. ”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software, which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. The Company also provides a productivity tool called Abbreviate! for PCs. Simulations Plus, Inc., is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

###